Exhibit 99.1

Novelion Therapeutics Announces Sentencing of Subsidiary Aegerion Pharmaceuticals

Financial terms of the sentence align with previous company filings

Vancouver, British Columbia, January 30, 2018 — Novelion Therapeutics Inc. (NASDAQ:NVLN), a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare metabolic diseases, today announced that a U.S. District Court judge has sentenced Novelion subsidiary Aegerion Pharmaceuticals. The sentence imposed by the Court, which is part of Aegerion’s global settlement of investigations by the U.S. Department of Justice (DOJ) and U.S. Securities and Exchange Commission (SEC), is identical, in terms of the monetary impact to the Company, to the recommendations contained in the plea agreement filed with the court by Aegerion and DOJ as previously disclosed. The Court decided not to impose a criminal fine and instead established a restitution fund in the amount of $7.2 million, which includes administration costs, to be paid in installments over three years.

Aegerion’s global settlement consists of a series of agreements, including the criminal plea agreement, which, if all of the agreements are finally approved, would result in an approximately $40.1 million aggregate penalty to be paid over three years. This includes the restitution fund described above as well as a civil penalty of $4.1 million to be paid to the SEC pursuant to an SEC Judgment, and $28.8 million, including $2.7 million designated for certain states, to be paid pursuant to the DOJ Civil Settlement Agreement, which is subject to final approval by a U.S. District Court Judge.  As part of the global settlement, Aegerion also has entered into a five-year corporate integrity agreement (“CIA”) with the Department of Health and Human Services, a three-year Deferred Prosecution Agreement (“DPA”) with the DOJ, and a five-year Consent Decree for the Juxtapid REMS Program.  The CIA and DPA are in effect and the Consent Decree is subject to approval by a U.S. District Court Judge.

Chairman of the Board of Directors Jason M. Aryeh said, “We believe the global settlement of $40 million, including the restitution fund, is in the best interest of our stakeholders. The Court’s sentence is an important milestone that allows us to move forward focusing on our business priorities, namely reviewing our capital structure in an attempt to leverage its flexibility, and providing important therapies to patients with rare diseases. As a company, we are deeply committed to legal and regulatory compliance. We have worked tirelessly to build a culture of integrity and ethics under our new management team and Board of Directors, in an effort to put legacy Aegerion challenges behind us and focus intently on becoming a leader in rare disease therapies.”

About Novelion Therapeutics

Novelion Therapeutics is a biopharmaceutical company dedicated to developing new standards of care for individuals living with rare metabolic diseases. Novelion has a diversified commercial portfolio through its indirect subsidiary, Aegerion Pharmaceuticals, Inc., which includes JUXTAPID® and MYALEPT®. The company seeks to advance its portfolio of rare disease therapies by investing in science and clinical development.

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of applicable laws and regulations and constitute “forward-looking information” within the meaning of applicable securities laws.  Any statements contained herein which do not describe historical facts, including statements regarding the final approval of the DOJ settlement and statements about the investigations, the settlement terms, and the company’s aspirations to become a leader in rare disease therapies, are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, risks associated with the criminal plea agreement and other settlement arrangements (including the government’s recitation of their assessment of the background of its case, the settlement itself and publicity related to the settlement), the risk that the investigation and the settlement will give rise to third party demands, claims or litigation that could materially and adversely impact our results of operations, including demands or claims by, or litigation with, third party payers, healthcare providers, or patients or investors, for matters related to the subject matter of or disclosure in connection with the investigation or the settlement, the likelihood that the investigation could lead to potential investigations, claims or litigation by consumer protection agencies or groups, or provide a basis for product liability claims or litigation and the adverse effects the investigation and settlement could have on Aegerion’s commercial operations and contracts, along with those risks identified in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including under the heading “Risk Factors” in our Annual Report on Form 10-K filed on March 30, 2017, our Quarterly Report on Form 10-Q filed on November 9, 2017, our Current Report on Form 8-K filed today, and subsequent filings (including our upcoming Annual Report on Form 10-K), with the SEC, available on the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect our results of operations, profitability and cash flows, which would, in turn, have a significant and adverse impact on our stock price. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.  Except as required by law, we undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Investors and others should note that we communicate with our investors and the public using our company website www.novelion.com, including, but not limited to, company disclosures, investor presentations and FAQs, SEC filings, press releases, public conference calls transcripts and webcast transcripts. The information that we post on these websites could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACT:

Amanda Murphy, Director, Investor Relations & Corporate Communications

Novelion Therapeutics

857-242-5024

amanda.murphy@novelion.com